As filed with the Securities and Exchange Commission on August 27, 2010
Registration File No. 333-140109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JINPAN INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Hainan Jinpan Electric Company, Ltd. No. 168 Nanhai Avenue (Building No. 7) Haikou Free Trade Zone Haikou, Hainan People ’s Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Incentive Plan
(Full title of the plan)

Albert Sheng
390 Veterans Boulevard
Carlstadt, New Jersey 07072
(Name and address of agent for service)

(201) 460-8778
(Telephone number, including area code, of agent for service)

With a copy to:
Henry I. Rothman
Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Form S-8 is being filed to include in the registration statement amended hereby a reoffer prospectus prepared in accordance with Part I of Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). We previously filed a registration statement on Form S-8 on January 19, 2007 (registration no. 333-140109) relating to restricted stock and options to be granted under our 2006 Stock Incentive Plan (the “2006 Plan”). The reoffer prospectus may be utilized for reoffers and resales of our common shares, par value $0.0045 per share, deemed “control securities” (as defined in General Instruction C to Form S-8) acquired pursuant to our 2006 Plan, in each case by an “affiliate” of us. The inclusion of any individual in the selling shareholder table of the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an affiliate of us.

REOFFER PROSPECTUS

JINPAN INTERNATIONAL LIMITED

103,666 Common Shares

This prospectus relates to the reoffer and resale by certain selling shareholders of our common shares, par value $0.0045 per share, that have been or may be issued by us to the selling shareholders under our 2006 Stock Incentive Plan (the “2006 Plan”) or upon the exercise of stock options granted under the 2006 Plan.

We will not receive any of the proceeds from sales of our common shares by any of the selling shareholders. The shares may be offered from time to time by any or all of the selling shareholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions at such prices they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” beginning on page 16. All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling shareholders (or their donees and pledgees).

Our common shares are traded on the Nasdaq Global Select Market under the symbol “JST.” On August 12, 2010, the closing price of our common shares was $10.58 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about certain risks you should consider before buying shares of our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at c/o Hainan Jinpan Electric Company, Ltd., No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China. Our telephone number is (86) 898-6681-1301.

The date of this prospectus is August 27, 2010

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are prohibited from making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and does not contain all of the information necessary to your investment decision. To understand this offering fully, you should carefully read the entire prospectus, especially the risks of investing in our common shares discussed under “Risk Factors.”

Our Company

Jinpan International Limited was incorporated in the British Virgin Islands on April 3, 1997 under the International Business Act of the British Virgin Islands.  Through our wholly-owned Chinese subsidiaries, we design, manufacture and sell cast resin transformers, switchgears, unit substations, reactors and other power distribution products.  Our products facilitate the transmission and distribution of electricity.

We currently own 100% of the equity of the following entities: (1) Hainan Jinpan Electric Company, a sino-foreign joint venture development corporation (“Hainan Jinpan”), (2) Jinpan International (USA) Limited, a New York corporation that conducts our North American operations, (3) Jinpan Realty Group, LLC, a New Jersey limited liability company, (4) Jinpan Electric (China) Company Limited, a foreign funded PRC limited liability company, (5) Hainan Jinpan R&D Company Limited, a domestically funded PRC limited liability company (6) Wuhan Jinpan Electric Company Limited (“Wuhan Jinpan”), a domestically funded PRC limited liability company, (7) Shanghai Jinpan Electric Company Limited, a domestically funded PRC limited liability company, (8) Jinpan Electric Group Alternative Energy Equipment (Shanghai) Co. Ltd., a domestically funded  PRC limited liability company, (9) Jinpan Electric Group Transmission and Distribution Automation Equipment (Shanghai) Co. Ltd., a domestically funded PRC limited liability company, (10) Jinpan Electric Group International Trading (Shanghai) Co. Ltd., a domestically funded PRC limited liability company, and (11) Shanghai Pan-Ding Investment Co. Ltd., a domestically funded PRC limited liability company.

Our headquarters is located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China and our telephone number is (86) 898-6681-1301. Our subsidiary, Jinpan International (U.S.A.) Ltd., has administrative offices located at 390 Veterans Blvd., Carlstadt, New Jersey 07072 and the telephone number is (201) 460-8778.

The Offering

Common shares outstanding before the offering	16,425,456 (1)
Common shares offered by the Selling Security holders	103,666
Common shares to be outstanding after the offering	16,529,122
Use of Proceeds
We will not receive any proceeds from the sale of our common shares by the selling shareholders.  We will receive proceeds in connection with the exercise of options whose underlying shares may be sold in this offering.

Risk Factors	You should read the "Risk Factors" section beginning on page 3, as well as other cautionary statements throughout this prospectus, before investing in our common shares.
The NASDAQ Global Select Market Symbol	JST

(1)	As of August 12, 2010.

FORWARD-LOOKING STATEMENTS

All statements contained or incorporated by reference in this prospectus other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements regarding future plans and objectives. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. These statements are only our current expectations and are based on our management’s beliefs and assumptions and information currently available to our management. These statements appear throughout this prospectus and our Annual Report on Form 20-F which is incorporated by reference into this prospectus.  Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this prospectus and accompanying prospectus supplements, including:

•	our ability to successfully implement our business strategy;
•	uncertainties about the future growth in electricity consumption and infrastructure development in the markets in which we operate;
•	inability to attract and retain qualified management and personnel;
•	increases in the costs of our raw materials;
•
the impact of existing and new competitors in the markets in which we compete, including competitors that may offer less expensive products and services, more desirable or innovative products or technological substitutes, or have more extensive resources or better financing;

•	the effects of rapid technological changes and vigorous competition in the markets in which we operate;
•	changes in competition and the pricing environments in the countries in which we operate;
•	the failure to keep pace with technological changes in our industry;
•	potential product liability claims;
•	the effects of the higher degree of regulation in the markets in which we operate;
•	the effects of additional or higher taxes in the countries in which we operate;
•	general economic and political conditions in the countries in which we operate or other countries which have an impact on our business activities or investments;
•	inability to successfully adapt our internal controls over financial reporting to changes in circumstance; and
•	the monetary and interest rate policies of the countries in which we operate.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the “Risk Factors” section of this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties that are not currently known to us or that we currently do not believe are material that may harm our business and financial performance.

Risks Related to Our Business

Our operating results are substantially dependent on one product.

In 2009, revenue derived from the sale of cast resin transformers accounted for 80.7% of our net sales, or RMB 879.5 million. Continuing in the future, we expect a significant portion of our revenue to come from the sale of cast resin transformers. Accordingly, our future operating results will depend on the demand for this product. We cannot assure you that the market will continue to demand our current product or that we will be successful in marketing any new or enhanced products. If our competitors produce new products that are superior to our cast resin transformers in performance or price, demand for our product may decline. A decline in demand for our cast resin transformers as a result of competition, technological change, economic conditions in China, restrictions on our ability to market this product, or other factors would reduce our total revenues and harm our ability to maintain profitability.

Our operating revenues would decline significantly if we lost one or more of our largest customers, which could have a material adverse impact on our business.

A significant portion of our operating revenues are concentrated among our largest customers. Sales to our five largest customers in the aggregate for the fiscal years ended December 31, 2007, 2008, and 2009, accounted for 23.0%, 26.5%, and 27.0% respectively, of our net sales. Sales to our largest customer for those same periods accounted for 9.6%, 18.4%, and 17.7% of our net sales, respectively. We cannot assure you that any of our principal customers will maintain their volume of business with us or that a similar volume of business will be forthcoming from new or existing customers to replace any lost business. The loss of one or more of these existing principal customers without replacement by a customer of similar volume could have a material adverse effect on our business and financial condition.

We sell all of our reactors to one large original equipment manufacturer, or OEM, and any significant decrease of sales of reactors to this large OEM would have a negative effect on the revenues we receive from the sale of reactors.

In 2009, revenue derived from the sale of reactors accounted for 9% of our net sales, or RMB 98.0 million. Presently, we sell all of our reactors to one large OEM. This is in contrast to a more diversified customer base for our cast resin transformers. Any significant decrease in the sale of reactors to this large OEM could have a material adverse effect on revenue derived from the sale of reactors. In addition, if we fail to collect accounts receivable from this large OEM, we could be subject to significant financial exposure.

If we lose our key personnel, our ability to operate our company and our results of operations may suffer.

Our future growth and success will depend in part on our ability to retain key members of our management, who are familiar with our business and our potential markets. We do not have “key man” or similar insurance on any of these individuals. If we lose their services or the services of key personnel, our financial results or business prospects may be harmed. Additionally, our future growth and success will depend in part on our ability to attract, train and retain sales, marketing, and management personnel. We cannot be certain that we will be able to attract and retain the personnel necessary to manage our operations effectively. Competition for experienced executives from numerous companies may limit our ability to hire or retain personnel on acceptable terms. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. Moreover, the employment of non-citizens may be restricted by applicable immigration laws.

The current worldwide economic and financial situation may have a material adverse effect on our results.

Many of the world’s largest economies and financial institutions are currently experiencing a reduction in economic activity, a decline in asset prices, liquidity problems and limited availability of credit. Such factors may result in a reduction in demand in some or all of our products and downward pressure on pricing of our products, which could adversely affect our business, results of operations and financial condition. The economic and financial situation may result in: (i) our customers experiencing a deterioration of their businesses, cash flow shortages and difficulty obtaining financing pursuant to which existing or potential customers may delay or cancel plans to purchase our products and could negatively impact our ability to collect accounts receivable, (ii) suppliers experiencing similar conditions, which could impact their ability to fulfill their obligations to us, (iii) a lower return on our financial investments and a lower value on some of our assets, and (iv) an increase in the cost or our ability to finance future projects. Also, significant changes and volatility in the equity, credit and foreign exchange markets, and in the competitive landscape, make it increasingly difficult for us to predict our revenues and earnings into the future.

Our growth may be slow if demand for electric power slows or declines or if there is a decline in fixed asset investment in China.

Our products are used for the distribution of electricity.  Demand for our products is linked closely to increased demand for electrical power in China. According to the National Bureau of Statistics of China (“NBS”), China consumed 3.6973 trillion kilowatt hours in 2009, up 6.2 percent from 2008.  While demand for electricity has been strong over the past several years, we cannot assure that demand for electricity will continue to grow at 2009 rates. Any material decline in the consumption of electricity in China is likely to have an adverse impact on our business.

Our products are used by utilities in building electric grids and infrastructure, industrial manufacturing facilities, and commercial and residential buildings.  Demand for our products is affected by the level of investment in fixed assets.  According to the National Bureau of Statistics of China (“NBS”), investment in fixed assets in China was RMB 22.4846 trillion in 2009, up by 30.1% from 2008.  While investment in fixed assets in China has experienced strong growth over the past several years, we cannot assure that the level of investment would continue at 2010 rates.  Any material decline in fixed asset investment in China is likely to have an adverse impact on our business.

Our growth may be slowed if there is a decline in investment in wind energy.

We supply power distribution equipment for wind towers.  In 2009, the sale of wind energy products accounted for approximately 18% of our revenue or RMB 192.2 Million.  The majority of the wind energy products we sold in 2009 were delivered to Europe and North America.  In 2010, we plan to sell wind energy products in China.  Any material decline of investment in wind energy in the principal markets we serve is likely to have an adverse impact on our business.

Increase in cost, disruption of supply or shortage raw materials could harm our business.

The principal raw materials we require for our business are (1) silicon steel, which forms the core of our transformers, (2) copper and aluminum foil and wire, which wind around the core to form the coil, and (3) cast resin and electric isolation material, which serve as the insulation medium between coils. Prevailing prices for such commodities are subject to fluctuations due to changes in supply and demand and a variety of additional factors beyond our control, such as global political and economic conditions. Historically, prices for some of these raw materials have been volatile and unpredictable, and such volatility is expected to continue.  In the event of unexpected increases in raw material costs, we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue or operating income. Furthermore, sustained declines in raw materials prices may also put downward pressure on the unit price of our products and thereby reduce revenue, although such declines in materials prices would not negatively impact our gross margin and operating income.  Currently, we do not hedge against changes in commodity prices.

We maintain at least two suppliers for each of the principal raw materials in order to enhance our ability to obtain an adequate supply of high quality, competitively-priced raw materials. We usually keep a two or three month supply of these raw materials in our inventory. However, we cannot guarantee that we will be able to maintain favorable arrangements and relationships with these suppliers. Also, if our suppliers fail to supply these raw materials to us for any reason, including due to adverse financial developments at or affecting the supplier, and/or due to unexpected demand, labor shortages or disputes, it could have a material adverse effect on our results of operations.

Increased competition may result in reduced prices and loss of market share.

The market for cast resin transformers in China is highly competitive and we expect increased competition in the future. We primarily compete with several large transformer manufacturers as well as a number of small transformer manufacturers. Most of our major competitors in China are partially government owned or private entities. Our future success will largely depend on our marketing efforts and ability to adapt our product to more applications.

In addition, increased competition may result in price reductions or loss of market share, which could adversely affect our business, results of operations or financial condition.

We may face potential foreign competition in China from firms such as ABB, Siemens, and Alstom. These and other potential competitors in China have greater financial and other resources than we do. Increased domestic competition in China and foreign participation may have a material adverse effect on our financial condition and results of operations as well as our business and prospects. In addition, we may not be able to compete successfully in the future with existing or new competitors.

We may face claims or lawsuits for losses due to the failure of our products that may result in costly litigation and divert attention of our management.

Our business exposes us to liability risks that are inherent in the manufacturing and marketing of electric equipment.  Any failure of our products could result in direct and consequential losses to our customers, which could result in our customers filing claims or lawsuits against us for losses resulting from the failure of our products. If a litigant were successful against us it could have an adverse effect on our business, financial condition, results of operations and liquidity. Additionally, a well-publicized actual or perceived problem could adversely affect our market reputation, which could result in a decline in demand for our products. Although we have purchased product liability insurance, our insurance coverage may not be sufficient to cover all our losses.

We may be subject to infringement claims by third parties that could subject us to financial liability or limit our product offerings, and our competitive position could be harmed if we are unable to protect our intellectual property.

We registered the trademark “JST” with the Trademark Bureau of the State Administration of Industry and Commerce in China. We believe that much of our success in growing sales and market share is due to our focus on providing high quality products and services. Achieving greater customer recognition of our trademark is also important to our marketing and expansion efforts. However, with regard to our current trademark or any future trademarks, we cannot be sure that any one or all of the following scenarios has not occurred or will not occur, any one of which could have a material adverse effect upon us:

•	we are unable to register other names or service marks that we may consider important;

•	our currently registered trademark or any future registered trademark currently does or will violate the proprietary rights of others;

•	our trademarks are not upheld by the Chinese government or its judicial system if challenged;

•	we are prevented from using our trademarks; or

•
because enforcing our proprietary rights or defending against the ownership claims of others may be extremely costly, we may not have the financial resources necessary to enforce or defend our trademarks.

We have not registered our intellectual property rights outside of China and we cannot be certain that the laws of other countries will protect proprietary rights to the same extent as do the laws of China.

We may be subject to patent infringement claims by third parties that could subject us to financial liability or limit our product offerings.

We own the rights to various utility, invention and design patents which have been granted or are pending. The patents cover aspects of our cast resin transformer technology. All of our patents have been issued by the Chinese government. To date, we have not filed for patent protection outside of China. Consequently, our patents provide some protection of our technology in China, but they do not provide protection elsewhere.

We currently hold a license, granted by Schneider Electric (China) Investment Co. Ltd., for the manufacture of circuit breakers. We manufacture low and medium voltage switchgear products under license from Schneider. We also hold two licenses, granted by Hitran Corporation, for the manufacture of line reactors with varnish impregnated and dry type insulation used in wind towers. If our arrangements with these licensors terminate, or expire without renewal, we could be prohibited from manufacturing and selling these products. We may not be able to enter into other license agreements, or enter into such agreements on commercially reasonable terms, to continue to manufacture switchgears and reactors. Furthermore, we may not be able to redesign our product to avoid infringement. Any required modification of our products or development of new products could also harm our business.

Risks Related to Our Chinese Operations

We are subject to government regulation and our operating results could be affected by changes in those regulations.

Our operations and assets in China are subject to significant political uncertainty. Our business, results of operations and financial condition could be adversely affected by policy changes made by the Chinese government to any of the following:

•	laws and regulations, or their interpretation and enforcement thereof,

•	confiscatory or increased taxation,

•	restrictions on currency conversion and currency devaluations,

•	imports, import duties, and sources of supply, or

•	the expropriation of private enterprise.

Under its current governmental leadership, China has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. Although China has been pursuing such policies, in the future the Chinese government may not continue to pursue these policies, these policies may not be successful if pursued or may be significantly altered without notice, or business operations may become subject to the risk of nationalization, which could result in the total loss of any investment in China.

Our economic development in China may also be limited by the following:

•	governmental imposition of restrictive measures intended to reduce inflation, increase taxes, or reform unprofitable state-owned enterprises,

•	the inadequate development of China’s infrastructure,

•	the unavailability of adequate power, water supplies, raw materials, and parts, and

•	limited transportation and communications capabilities.

Under the Chinese government’s program of privatizing many state-owned enterprises, the Chinese government has attempted to grow its revenues by increased tax collection. Presently, most of our subsidiaries enjoy some form of preferential tax treatment in China. (See Form 20-F for the fiscal year ended December 31, 2009, Item 4 – Business Overview – Doing Business in China - China’s Corporate Income Tax.) Although we expect the Chinese government to continue to offer preferential tax treatment to our Chinese subsidiaries, we cannot assure that such policies will continue. Changes in tax law or its application may subject us to increased taxation that could adversely affect our profitability.

The Chinese government regulates the import into China of various raw materials and also taxes certain types of imported capital equipment, which may affect our operations. The approval of imports by the Chinese government is based to some extent on the lack of qualified domestically-produced products and on its strategic plans for the development of local Chinese industries. We can provide no assurance that China’s policies will continue to allow raw materials needed by our operations to be imported into China or will not impose import fees, which may raise the cost of raw materials or capital equipment used in our operations. The imposition of any of these costs could have a material adverse effect on our business, results of operations, and financial condition.

Despite continued economic reforms, economic conditions in China may adversely affect our operations.

China has implemented a series of economic reform programs since 1978 to revitalize its economy and to improve living standards, including the implementation of policies designed to attract foreign investment and technology.  NBS reported China’s GDP in 2007 and 2008 to be RMB 26.6 trillion and RMB 31 trillion, respectively.  According to the NBS, China’s GDP in 2009 was RMB 33 trillion, up by 8.7% over the previous year.  In the first quarter of 2010, NBS reported China’s GDP to be RMB 8.0577 trillion, a year-on-year increase of 11.9%, which was 5.7% higher than the growth rate in first quarter of 2009. We believe that the 2009 and 2010 first quarter GDP figures show a broad-based recovery of the Chinese economy after the global financial crisis in 2008 and 2009.  However, despite the recent return to double digit growth, it is too early to conclude whether the current growth rate is sustainable.  The Chinese economy may slow after the government’s economic stimulus package has run its course.  The Chinese economy may also slow due to government policies implemented to prevent overheating of the economy, the popping of any speculative asset bubbles, or the impact from negative global economic developments.

Despite recent reforms, we may be adversely affected by China’s undeveloped legal system and it may be difficult to enforce our legal rights under Chinese law or for third parties to enforce the laws of the United States or any other state in China.

China’s legal system is a civil law system, which is based on written statutes and case law has little precedent value. China does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion in individual cases. As China’s legal system develops, we, like other foreign business entities, may be adversely affected by new laws, changes to existing laws (or new interpretations of the laws) and preemption of provincial or local laws by national laws. In addition, in circumstances where adequate laws do exist, it still may not be possible for us to obtain swift and equitable enforcement of those legal rights under Chinese law.

Moreover, because certain directors and officers are non-residents of the United States, it may be difficult for investors to affect service of process upon these non-residents in the United States or to enforce United States judgments against them in China’s courts. There is uncertainty as to whether China’s courts would enforce:

•	Judgments of U.S. courts obtained against us or these non-resident directors and officers based on the civil liability provisions of the securities laws of the United States or any state; or

•
In original actions brought in the People’s Republic of China, liabilities against us or these non-resident directors and officers predicated upon the securities laws of the United States or any state.

Also, since a majority of our assets are located in China, it may be difficult for an investor who obtains a judgment in the United States or another state to enforce such foreign judgment in China. Such judgment may be further limited by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

Any failure by us to control the use or adequately restrict the discharge of hazardous substances or to obtain work safety and professional health approvals, could subject us to potentially significant monetary damages and fines or suspension of our business operations.

We utilize toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and production processes, and we are subject to regulations and periodic monitoring by local environmental protection and work safety authorities. In addition, we are required to comply with all PRC national and local environmental protection and work safety laws and regulations. If we fail to comply with relevant environmental work safety and professional health laws, regulations and/or administrative rules relating to hazardous materials and chemicals in the future, we may be required to pay fines, suspend production or cease our business operations. In addition, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations.

The expansion of our operations internationally may be adversely affected by economic, political, legal and other uncertainties of some foreign countries.

Although we sell products to customers based principally in China, we are doing business in the U.S. and seek to do business in other countries as well. In the future, our international operations and sales may be affected by the following risks, which may adversely affect Chinese companies doing business internationally:

•	political and economic risks, including political instability,

•	currency controls and exchange rate fluctuations,

•	changes in import/export regulations, tariff and freight rates, and

•	various forms of protectionist trade legislation that currently exist or have been proposed in some foreign countries.

The Renminbi may experience volatility in its exchange rates to certain foreign currencies that could result in foreign currency exchange risks and may adversely affect our financial performance.

We receive almost all of our revenues in Renminbi. The Chinese government imposes control over our foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign imports. The Renminbi is not freely convertible into foreign currencies. The Renminbi exchange rate to some other currencies can also be volatile. Yet, we are required to meet foreign currency obligations such as for future purchases of certain equipment and raw materials from Germany. As a result, we face two risks: first, where our revenues, assets, and declared dividends are translated into other currencies, the translated values may reflect volatility due to the volatility of each rate; and second, we may face higher than anticipated costs for purchases that are required to be made in other currencies.

Since 1996, Renminbi has become fully convertible into foreign currency for payments relating to all "current account transactions,” which include, among other things, dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Foreign currency, which is required for current account transactions, can be bought freely at authorized Chinese banks, so long as the procedural requirements prescribed by law are met. Our PRC subsidiaries may retain foreign exchange in their respective current account bank accounts, subject to a maximum limit set by State Administration of Foreign Exchange (“SAFE”), or its local counterpart, for use in payment of international current account transactions. However, conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to “capital account transactions,” which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us. (For more details on SAFE restrictions concerning loans or capital contributions to our subsidiaries, see the risk factor below, “Chinese regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”) At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks. The foreign exchange earnings may be reserved by Chinese companies or sold to authorized Chinese banks, however, both of which shall be subject to relevant approval of SAFE, unless it is otherwise provided by the state.

Fluctuation in exchange rates between the U.S. dollar and Renminbi have and will continue to affect our balance sheet and earnings per share in U.S. dollars. Fluctuations in the exchange rate have and will also affect the relative value of any earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Future inflation in China may inhibit economic activity.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. These factors have led the Chinese government to adopt, from time-to-time, various corrective measures to restrict the availability of credit or to regulate growth and contain inflation.

The NBS reported that the general level of consumer prices in China for 2007 and 2008 grew by 4.8% and 5.9%, respectively.  Impacted by the global financial crisis, China experienced deflation in 2009.  According to the NBS, in 2009, the general level of consumer prices in China was down by 0.7% over 2008.  The producer prices for manufactured goods dropped by 5.4%.  Price levels recovered in the first quarter of 2010 as China’s experienced a broad based economic recovery.  NBS reported that in the first quarter of 2010 the general level of consumer prices went up by 2.2% compared to the same period in 2009.  The producer prices for manufactured goods also went up by 5.2% compared to the same period in 2009.  Despite the current low inflation environment, higher rates of inflation may return in the future.  The Chinese government may impose controls on credit and/or prices, or take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

Our financial performance and prospects could be affected by natural calamities or health epidemics, and we have limited insurance coverage.

Our business could be materially and adversely affected by natural calamities (such as earthquake or fire), health epidemics (such as H1N1 influenza, avian influenza, severe acute respiratory syndrome), or other epidemics. Since, we store our products at our premises to satisfy our customers’ demands, there is a risk that these products and our premises may be damaged or destroyed by earthquake, fire, and other natural calamities. Any disruption of electricity supply or any outbreak of fire or similar calamities at our premises may result in a disruption of our business.

At present, insurance companies in China offer limited coverage for business related risks. As such, we only have a very limited form of insurance for our properties covering loss arising from theft, fire, lightning, and explosives. We do not have any business liability or disruption insurance coverage for our operations, and our coverage may not be adequate to compensate for all losses that may occur. Any business disruption, natural disaster, or litigation resulting therefrom could expose us to substantial costs and losses.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies and certain non-U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China and other foreign countries. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Under China’s new enterprise income tax (“EIT”), we may be subject to increased taxes that could adversely affect our business, operating results, and financial condition.

Presently, the corporate income tax rate for companies operating in China is 25%. Prior to January 1, 2008, China imposed an income tax of 33% on domestic companies and 15% on foreign companies operating in China. China offered the preferential tax treatment to foreign companies to attract foreign investment into China. Effective January 1, 2008, a uniform corporate tax rate of 25% is applicable to both domestic and foreign funded companies. Under this new EIT law, the Chinese government may offer preferential tax treatment and tax incentives to qualified high-tech companies to attract investment in China. Presently, most of our Chinese subsidiaries receive some form of preferential treatment. However, such policies may not continue. As a result of the new tax law, our subsidiaries will be subject to increased tax rates which could adversely affect our profitability.

In addition, under the new EIT law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Currently, no official interpretation or application of this new “resident enterprise” classification is available. Therefore it is unclear how tax authorities will determine tax residency based on the facts of each case. If the tax authorities determine that we, as a British Virgin Islands holding company, are a “resident enterprise” for EIT purposes, a number of unfavorable tax consequences could follow, including: (1) we may be subject to EIT at a rate of 25% on our worldwide taxable income, as well as EIT reporting obligations, (2) although under the new EIT law and its implementing rules, dividends paid to us from our subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to withholding tax, and (3) the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares if such income is considered PRC-sourced income by the relevant PRC authorities. It is also possible that the rules regarding “resident enterprise” classification may change in the future and possibly be retroactively applied.

Chinese regulation of loans and direct investment by offshore holding companies to or in PRC entities may delay or prevent us from making loans or capital contributions to our PRC subsidiaries, which could materially and adversely affect our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. Any loans or capital contributions we make to our PRC subsidiaries cannot exceed statutory limits and must be registered with SAFE or its local counterparts. Under applicable PRC law, the government authorities must approve a foreign-invested enterprise’s registered capital amount, which represents the total amount of capital contributions made by shareholders and registered with such registration authorities. In addition, the authorities must also approve the foreign-invested enterprise’s total investment, which represents the total statutory capitalization of the company, equal to the company’s registered capital plus the amount of loans it is permitted to borrow under the law. The ratio of registered capital to total investment cannot be lower than the minimum statutory requirement and the excess of the total investment over the registered capital represents the maximum amount of borrowings that a foreign invested enterprise is permitted to have under PRC law. If we were to advance funds to our PRC subsidiaries in the form of loans or capital contributions, which exceed the maximum amount of foreign debt that our PRC subsidiaries are permitted to incur, we may have to apply to the relevant government authorities for an increase in their permitted total investment amounts. The various applications could be time-consuming and the outcomes may be uncertain. Concurrently with the loans, we might have to make capital contributions to these subsidiaries to maintain the statutory minimum registered capital and total investment ratio, and such capital contributions involve uncertainties of their own. Furthermore, even if we make loans to our PRC subsidiaries that do not exceed their current maximum amount of borrowings, we will have to register each loan with SAFE or its local counterpart for the issuance of a registration certificate of foreign debts. In practice, it could be time-consuming to complete such SAFE registration process.

Any loans we make to our PRC affiliated entities, which are treated as PRC domestic companies rather than foreign-invested enterprises under PRC law, are also subject to various PRC regulations and approvals. Under applicable PRC regulations, international commercial loans to PRC domestic companies are subject to various government approvals.

We may be unable to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our PRC subsidiaries or PRC affiliated entities or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

We rely principally on dividends paid by our PRC subsidiaries to fund our cash and financing requirements and to pay dividends. Our ability to pay dividends is restricted.

As a holding company, we rely principally on dividends and other distributions on equity paid by our PRC subsidiaries for our cash requirements, including funds necessary to pay dividends on our common shares and to service any debt we may incur. In addition, substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt and to pay dividends on our common shares depends on the results of operations of our subsidiaries, the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, our ability to pay amounts due on our obligations, and with respect to our ability to pay dividends, upon current and future agreements governing our debt and Chinese and BVI law.

The instruments governing our current and future debt restrict and may restrict, respectively, our ability to pay dividends or make other distributions to us. Hainan Jinpan's credit facility with Bank of China prohibits Hainan Jinpan from paying dividends if the profits after tax at the end of a fiscal year are zero or negative and the profits after tax do not cover losses from previous fiscal years.   In such a situation, the profits before tax may not be used for repayment of the principal and/or interest due that fiscal year and payment of associated expenses therefor or if the profits before tax are insufficient to fully repay the next principal and/or interest due and to pay associated expenses therefore, then dividends may not be paid. Pursuant to the credit facility with Bank of Communications, Hainan Jinpan did not pay any dividends to Jinpan International and Wuhan Jinpan, its stockholders, during fiscal year 2009 and 2010 unless the interest and principal on outstanding amounts are timely paid and the dividends paid by Hainan Jinpan did for any year do not exceed the net profit for that year. If any of these provisions are violated, all borrowings under the Bank of Communications facility will become immediately due.

Other restrictions include relevant PRC laws and regulations which permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in China are required to set aside each year a certain amount of their accumulated after-tax profits, if any, to fund certain statutory reserves. These reserves are not distributable as dividends until the accumulated amount of such reserves has exceeded 50% of its registered capital. In addition, each of our PRC subsidiaries, before distribution of its dividends, is required to provide for a statutory reserve fund and a staff and workers’ bonus fund, and to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its after-tax profits each year at the discretion of its board of directors. In addition, applicable Chinese laws and regulations require that before a Sino-foreign cooperative joint venture enterprise, such as Hainan Jinpan, distributes profits to its joint venture partners, in our case Jinpan International and Wuhan Jinpan, it must first satisfy all of its tax liabilities, provide for any losses still unpaid from previous years, and make allocations, in the proportions as required by Chinese laws to certain statutory reserve funds.

Risks Relating to Our Common Shares

We may experience volatility in our share price, which could negatively affect your investment, and you may not be able to resell your shares at or above the price you paid for them.

The market price of our common shares may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	quarterly variations in operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel;

•	any deviations in net sales or in losses from levels expected by securities analysts; and

•	future sales of common shares.

In addition, the stock market has recently experienced volatility due to political and economic events that has often been unrelated to the performance of particular companies. These market fluctuations may cause our share price to fall regardless of our performance.

Shares eligible for future sale may depress our share price.

As of June 30, 2010, we had 16,425,456 common shares outstanding. In addition, 464,566 common shares were subject to outstanding options granted under our stock option plan, of which 222,266 shares have vested.

All of the common shares held by our affiliates are restricted or control securities eligible for resale under Rule 144 promulgated under the Securities Act. Common shares issuable upon exercise of the stock options have been registered under the Securities Act. Sales of common shares under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common shares and could impair our ability to raise additional capital through the sale of equity securities.

Future issuance of additional common shares could cause dilution of ownership interests and adversely affect our share price.

We may in the future issue our previously authorized and un-issued securities, resulting in the dilution of the ownership interests of our shareholders. We are currently authorized to issue 40,000,000 common shares. The potential issuance of such additional common shares may create downward pressure on the trading price of our common shares. We may also issue additional common shares or other securities that are convertible into or exercisable for common shares for capital-raising or other business purposes. Future sales of substantial amounts of common shares, or the perception that sales could occur, could have a material adverse effect on the price of our common shares.

Our common shares are unsecured equity interests in our company.

As equity interests, our common shares are not secured by any of our assets. Therefore, in the event we are liquidated, the holders of our common shares will receive a distribution only after all of our secured and unsecured creditors have been paid in full. We may not have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of our common shares.

We may not continue to pay cash dividends in the future.

We may not continue to pay cash dividends or even if we do, we may not do so at the current rate. We may elect at any time to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial condition, cash requirements, the availability of a surplus and other factors. For a discussion of the limits on our ability to pay dividends, See “Risk Factors – Risks Related to Our Chinese Operations – We rely principally on dividends paid by our PRC subsidiaries to fund our cash and financing requirements and to pay dividends. Our ability to pay dividends is restricted.”

Because we are a British Virgin Islands company, your rights as a shareholder may be less clearly established as compared to the rights of shareholders of companies incorporated in other jurisdictions.

Our corporate affairs are governed by our memorandum of association and articles of association and by the BVI Business Companies Act, 2004. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in the United States or another jurisdiction. The rights of shareholders under British Virgin Islands law are not as clearly established as are the rights of shareholders in many other jurisdictions. Under British Virgin Islands corporate law, our board of directors may negate or modify the three basic rights of shareholders (the right to vote, the right to an equal share in any dividend paid and the right to an equal share in any distribution of our surplus assets). Additionally, our board of directors could negate any transfer of our common shares between shareholders of record. Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our board of directors than they would have as shareholders of a company incorporated in another jurisdiction.

Because we are a British Virgin Islands company with substantially all of our assets and operations in China, you may not be able to enforce judgments against us that are obtained in United States courts.

We are incorporated under the laws of the British Virgin Islands and substantially all of our assets and operations are located in China. As a result, it may be difficult for investors to effect service of process upon us within the United States or to enforce against us judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by British Virgin Islands counsel that judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to enforce in British Virgin Islands courts and that there is doubt as to whether British Virgin Islands courts will enter judgments in original actions brought in British Virgin Islands courts predicated solely upon the civil liability provisions of the federal securities laws of the United States. Our PRC counsel has given us similar advice about the ability of investors to effect service of process upon us within China or to enforce judgments against us obtained in the United States.

We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

We may be classified as a passive foreign investment company, or PFIC, by the U.S. Internal Revenue Service for U.S. federal income tax purposes. Such characterization could result in adverse U.S. federal income tax consequences to you if you are a U.S. investor. For example, generally, U.S. investors who owned our common shares during any taxable year in which we are deemed a PFIC, are subject to increased U.S. tax liabilities and reporting requirements for that taxable year and all succeeding years, regardless of whether we actually continue to be a PFIC, although a shareholder election to terminate such deemed PFIC status may be available in certain circumstances. The same adverse U.S. federal income tax consequences will apply to U.S. investors who acquire our common shares during the current taxable year of 2009 or any subsequent taxable year if we are treated as a PFIC for that taxable year.

The determination of whether or not we are a PFIC is made on an annual basis and depends on the composition of our income and assets, including goodwill, from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes for a taxable year if either (a) 75% or more of our gross income for such taxable year is passive income, or (b) 50% or more of the average percentage of our assets during such taxable year either produce passive income or are held for the production of passive income. For such purposes, if we directly or indirectly own 25% or more of the shares of another corporation, we will be treated as if we (a) held directly a proportionate share of the other corporation’s assets, and (b) received directly a proportionate share of the other corporation’s income.

USE OF PROCEEDS

The selling shareholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the shares. We will receive proceeds from the exercise of any options issued under the 2006 Plan, which results in the issuance of the shares registered under this registration statement. We will use such net proceeds, if any, for general corporate purposes and working capital. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling shareholders.

CAPITALIZATION AND INDEBTEDNESS

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein.

Since January 1, 2005, we have not issued any shares for consideration other than cash.

On February 15, 2010, we effected a two-for-one stock split of our common and preferred shares.

The following table sets forth our capitalization as of June 30, 2010:

	As of June 30, 2010
	(In thousands, except
	per share data) (unaudited)
	US$	RMB
Unsecured Debt	$ 44,604	$ 302,686
Secured Debt	1,621	11,001

Shareholders’ Equity
Common shares, par value $0.0045 per share, 40,000,000 authorized, 16,425,456 issued and outstanding	74	605
Common shares, underlying warrants	854	6,232
Preferred shares, par value $0.0045 per share, 2,000,000 authorized, nil issued and outstanding	-	-
Additional paid-in capital	35,632	281,830
Reserves	8,011	59,475
Retained earnings	85,239	595,656
Accumulated other comprehensive loss	9,416	2,148
Less: Treasury shares at cost	510	4,620

Total shareholders’ equity	138,716	941,326

Total capitalization	$ 184,941	$ 1,255,013

SHARE CAPITAL

(Note: On February 15, 2010, we effected a two-for-one stock split.  The following discussion incorporates this stock split into the reported share amounts, even for those share amounts reported as of a date prior to February 15, 2010.)

We have authorized 40,000,000 common shares and 2,000,000 preferred shares, each with a par value of $0.0045 per share.  Of these, 16,425,456 common shares and nil preferred shares are fully paid, issued and outstanding.  As of January 1, 2009 and December 31, 2009, we had 16,379,368 and 16,425,456 common shares, respectively, issued and outstanding.  This represents an increase of 46,088 common shares during fiscal 2009, which were issued as compensation and upon conversion of preferred shares.  As of January 1, 2009 and December 31, 2009, we had 6,088 preferred shares and nil shares issued and outstanding.  We currently have 263,306 treasury shares recorded at the aggregate purchase price of $510,000.

We have outstanding options, warrants and shares which represent the rights to purchase 460,566, 200,000 and common shares, respectively.  The options are exercisable at the price ranging from US$1.78 to US$15.28 per share and expires ranging from March 2012 to February 2014. The warrant is exercisable at the price of US$11.65 per share and expires on March 15, 2012

The following is a history of our common and preferred shares for the past three fiscal years, identifying the events during each period which changed the number of shares issued and outstanding:

Class of Shares	January 1	December 31	Difference	Explanation

Fiscal 2009
Common Shares	16,379,368	16,425,456	46,088	The exercise of options and conversion of preferred shares to common shares.
Preferred Shares	6,088	-	(6,088)	Conversion into common shares

Fiscal 2008
Common Shares	16,373,234	16,379,368	6,134	Conversion of preferred shares.
Preferred Shares	12,222	6,088	(6,134)	Conversion into common shares.

Fiscal 2007
Common Shares	16,343,234	16,373,234	30,000	The exercise of options.
Preferred Shares	12,222	12,222	-	N/A

DIVIDENDS

Any future payment of dividends is within the discretion of our board of directors and will be dependent upon, among other things, our earnings, capital requirements, financing agreement covenants, our financial condition and applicable Chinese and BVI laws.  To the extent that our board of directors may decide to pay cash dividends in the future, these dividends will be declared from the retained earnings, e.g., surplus, as determined by resolution of our board. As we are a holding company, the amount of our retained earnings will be limited by the amount of dividends or other distributions which can be declared by our subsidiaries and paid to us under the agreements governing our debt and applicable law as discussed below.  For a discussion of the limits on our ability to pay dividends, see “Risk Factors – Risks Related to Our Chinese Operations – We rely principally on dividends paid by our PRC subsidiaries to fund our cash and financing requirements and to pay dividends. Our ability to pay dividends is restricted.”

PLAN OF DISTRIBUTION

The selling shareholder may, from time to time, sell any or all of his or her common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of our common shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell our common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the common shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of common shares by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the common shares, they will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common shares and activities of the selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to our common shares that have been or will be acquired by the selling shareholders pursuant to the 2006 Plan.

Executive officers and directors, their family members, trusts for their benefit, or entities that they own that acquire common shares under the Plan may be added to the selling shareholders list below by a prospectus supplement filed with the Securities and Commission. The number of shares to be sold by any selling shareholder under this prospectus also may be increased or decreased by a prospectus supplement. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth (i) the number of our common shares beneficially owned by each selling shareholder as of August 12, 2010, (ii) the number of our common shares to be offered for resale by each selling shareholder (i.e. the number of shares underlying all stock options held by the selling shareholder, whether vested or unvested) and (iii) the number and percentage of common shares to be held by each selling shareholder after completion of the offering.

Unless otherwise specified, the address of each of the persons set forth below is c/o Jinpan International (USA) Limited, 390 Veterans Boulevard, Carlstadt, New Jersey 07072.

						Common Shares Owned After the Offering
Name	Present Position with us	Shares Beneficially Owned Before the Offering (1)		Shares Offered Hereby (2)		Number	Percent
Li Zhiyuan	Chief Executive Officer	3,726,862	(3)	24,000	(4)	3,702,862	22.5%
Ling Xiangsheng	Vice Chairman of the board	624,992	(5)	12,000	(6)	612,992	3.7%
Jing Yuqing	Corporate Secretary	3,726,862	(7)	24,000	(8)	3,702,862	22.5%
Mark Du	Chief Financial Officer	35,500-	(9)	35,500	(9)	-	*
Stephan R. Clark	Director	12,666-	(10)	12,666	(10)	-	*
Li-wen Zhang	Director	25,500	(11)	5,500	(12)	20,000	*
Donald S. Burris	Director	18,228	(13)	14,000	(14)	4,228	*
Cai Xu	Director	-		-		-	*
All officers and directors as a group (8 persons)		4,443,748	(15)	103,666	(16)	4,340,082	26.2%
*        Less than 1%.

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that it includes all shares issuable upon exercise of options. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Assumes that all of our common shares registered hereunder are sold.
(3)
Represents (i) 2,498,726 common shares, (ii) 12,000 common shares issuable upon exercise of options granted under the 2006 Plan, and (iii) 1,204,136 common shares and options to purchase 12,000 common shares beneficially owned by Jing Yuqing, the wife of Mr. Li, as to which Mr. Li disclaims beneficial ownership.

(4)
Represents (i) 12,000 shares of common shares issuable upon exercise of currently exercisable stock options and (ii) 12,000 shares of common shares issuable upon exercise of currently exercisable stock options held by Ms. Jing, as to which Mr. Li disclaims beneficial ownership.

(5)	Represents 612,992 common shares and 12,000 common shares issuable upon exercise of options granted under the 2006 Plan.
(6)	Represents 12,000 common shares issuable upon exercise of currently exercisable stock options granted under the 2006 Plan.
(7)
Represents (i) 1,204,136 common shares, (ii) 12,000 common shares issuable upon exercise of options granted under the 2006 Plan, and (iii) 2,498,726 common shares and 12,000 common shares issuable upon exercise of options granted under the 2006 Plan beneficially owned by Li Zhiyuan, the husband of Ms. Jing and our Chairman of the Board, Chief Executive Officer, and President, as to which Ms. Jing disclaims beneficial ownership.

(8)
Represents (i) 12,000 shares of common shares issuable upon exercise of currently exercisable stock options and (ii) 12,000 shares of common shares issuable upon exercise of currently exercisable stock options held by Mr. Li, as to which Ms. Jing disclaims beneficial ownership.

(9)	Represents 35,500 common shares issuable upon exercise of currently exercisable share options granted under the 2006 Plan.
(10)	Represents 12,666 common shares issuable upon exercise of currently exercisable share options granted under the 2006 Plan.
(11)	Represents 4,000 common shares and 21,500 common shares issuable upon exercise of currently exercisable share options.
(12)	Represents 5,500 common shares issuable upon exercise of currently exercisable share options granted under the 2006 Plan.
(13)	Represents 4,228 common shares and 14,000 common shares issuable upon exercise of currently exercisable share options
(14)	Represents 14,000 common shares issuable upon exercise of currently exercisable stock options granted under the 2006 Plan.
(15)	Represents 4,340,082 common shares and 103,666 common shares issuable upon exercise of currently exercisable share options
(16)	Represents common shares issuable upon exercise of currently exercisable stock options granted under the 2006 Plan.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.jstusa.net, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 20-F and our current reports on Form 6-K, and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our U.S. office, which is c/o Jinpan International (USA), Ltd., 390 Veterans Blvd, Carlstadt, New Jersey 07072.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2009 filed on June 17, 2010;
•	our Reports of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16 Under the Securities Exchange Act of 1934 on Forms 6-K filed on July 14, 2010, July 19, 2010 and August 9, 2010; and
•
the description of the Common Shares contained in our Registration Statement on Form 8-A/A (File No. 1-14742), filed on February 2, 1998, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Securities Exchange Act of 1934 on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to c/o Jinpan International (USA) Ltd., 390 Veterans Boulevard, Carlstadt, New Jersey 07072, Attention: Yuqing Jing, Corporate Secretary, telephone number (201) 460-8778.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

LEGAL MATTERS

The validity of the issuance of common shares which are offered in this prospectus has been passed on by Harney, Westwood & Riegels.

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

..

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Memorandum and Articles of Association provide that we will indemnify our officers and directors for costs and expenses incurred in connection with legal, administrative or investigative proceedings against them on account of their being or having been our directors or officers. Our Memorandum and Articles of Association also permit us to maintain insurance on behalf of our officers or directors against any liability asserted against and incurred by that person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents heretofore filed by us with the Securities and Exchange Commission (File No. 001-14742) pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(1)       our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 17, 2010;

(2)       our Reports of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16 Under the Securities Exchange Act of 1934 on Forms 6-K filed on July 14, 2010, July 19, 2010 and August 9, 2010; and

(c)       the description of the common shares contained in the our Registration Statement on Form 8-A/A (File No. 1-14742), filed on February 2, 1998, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Pursuant to our Articles of Association and subject to the laws of the British Virgin Islands, we may indemnify a director or officer out of our assets against all losses or liabilities which the director or officer may have incurred in connection with the execution of the duties of his office. No director or officer is liable for any loss or damage which we may have been incurred in connection with the officers’ and directors’ execution of their duties or in relation thereto provided the director or officer acted honestly and in good faith with a view to our best interests and except for his own willful misconduct or negligence.

Our Memorandum and Articles of Association include provisions for the protection of directors and officers. Regulations 121-126 of the Articles of Association state:

121.        Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(1)        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(2)        is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

122.        The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

123.        The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

124.        The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

125.        If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

126.        The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

Section 132 of the British Virgin Islands Business Companies Act, 2004 (No. 16 of 2004) provides as follows:

(1)        Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)	is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)        Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)        For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of

(a) the company’s holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be.

(3)       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)        Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B)        Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C)       The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4)        If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5)        A company shall not indemnify a person in breach of subsection (2) and any indemnity given in breach of that section is void and of no effect.

In addition, Section 133 of the British Virgin Islands Business Companies Act, 2004 (No. 16 of 2004) provides as follows: A company may purchase and maintain insurance in relation to any person who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

Item 7.	Exemption from Registration Claimed

        Not applicable.

Item 8.	Exhibits

Exhibit Number
5	Opinion and consent of Harney, Westwood & Riegels, counsel to the Company, as to the legality of the securities being offered.	(1)
23.1	Consent of Grant Thornton.	*
23.2	Consent of Harney, Westwood & Riegels (contained in Exhibit 5).	(1)
24	Power of Attorney.	(2)
99.1	2006 Stock Option Plan.	(3)
__________
* Filed herewith.

(1) Filed as an exhibit to Jinpan International Limited’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2007 and incorporated by reference herein.

(2) Included in Jinpan International Limited’s Registration Statement on Form S-8 filed with the SEC on January 19, 2007 and incorporated by reference herein.

(3) Included as Appendix A to Exhibit 1 of Jinpan International Limited’s Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16 Under the Securities Exchange Act of 1934 on Form 6-K filed on October 23, 2006.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form F-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlstadt, New Jersey, on August 27, 2010.

JINPAN INTERNATIONAL LIMITED

By:	/s/ Li Zhiyuan
Name:	Li Zhiyuan
Title:	Chief Executive Officer
(Principal Executive Officer)

Signature	Title	Date
/s/ Li Zhiyuan
Li Zhiyuan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 27, 2010
/s/ Ling Xiangsheng
Ling Xiangsheng	Vice Chairman of the Board of Directors and Vice President	August 27, 2010
/s/ Mark Du
Mark Du	Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2010
/s/ Stephan R. Clark
Stephan R. Clark	Director	August 27, 2010
/s/ Li-wen Zhang
Li-wen Zhang	Director	August 27, 2010
/s/ Donald S. Burris
Donald S. Burris	Director	August 27, 2010

Cai Xu	Director	August 27, 2010